Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is made this 29th day of April, 2004 by and between Larry G. Arnold, 719 Lost Trail Road, Castle Rock, CO 80108, ("Arnold") and Inform Worldwide Holdings, Inc., P. O. Box 1302, Lyons, CO 80540, ("IWWH").

WHEREAS, the parties acknowledge they are entering into this Settlement Agreement voluntarily and, in part, to further a proposed merger between IWWH and another company; and

WHEREAS, the parties believe it to be in their best interests to clarify and resolve any issues remaining between them;

THEREFORE, in consideration of the mutual promises and covenants herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows;

      1) IWWH and Arnold agree that the May 4, 2000 Employment Agreement between Arnold and IWWH is hereby cancelled, and Arnold agrees that he is waiving all claims to past and future compensation under that Employment Agreement in amounts which he alleges approximate $300,000 in unpaid wages and $750,000 in retirement income,

2) Arnold agrees to indemnify and hold IWWH harmless from all consequences, including liability for damages, costs, and attorney fees, arising from that lawsuit pending in Douglas County District Court: Parrish, et al v. Arnold and Inform Worldwide Holdings, Inc., Case No. 03CV165.

3) Arnold agrees to convert into 700,000 shares of IWWH Class A, Series 1 Cumulative Convertible Preferred Stock all claims, demands, or principal debt owed to him or his affiliates by IWWH, an amount claimed to be $695,000. Arnold further agrees to waive all interest on such principal debt. In further consideration of the issuance of the said 700,000 shares of Class A, Series 1 Cumulative Convertible Preferred Stock, Arnold agrees to release and hold IWWH harmless from all claims which he, or his affiliates, may have to any future payments or compensation whatsoever from IWWH.

4) Arnold's acquisition of the 700,000 shares of IWWH's Class A, Series 1 Cumulative Convertible Preferred Stock is for his own account, for investment purposes only, and not with a view to the distribution (as such term is used under the Securities Act of 1933 Act, as amended) thereof. Arnold understands that the Stock has not been registered under the Securities Act of 1933 Act, as amended, and cannot be sold unless subsequently registered or an exemption from such registration is available. Arnold's rights to transfer any stock issued in conjunction with this Agreement shall be the same as the rights of all other holders of this stock.

5) This Agreement constitutes a merger and superseding all other agreements and understandings between the parties., whether written or oral, and includes, but is not limited to, any issues relating to compensation and services of Arnold by IWWH for the period through the date of this Agreement, for and in consideration of the rights and benefits provided him under this Agreement, Arnold, on behalf of himself and his heirs and dependents, executors, administrators and assign as well as his affiliated companies and such companies' respective shareholders, officers, directors, partners, employees, agents, attorneys, successors and assigns, hereby releases and discharges IWWH, its respective shareholders, officers, directors, partners, employees, agents, attorneys, successors and assigns and IWWH’s affiliated companies and such companies' respective shareholders, officers, directors, partners, employees, agents, attorneys, successors and assigns from any and all rights, claims, causes of action, liability, damages, attorney's fees and costs of any kind or nature, whether known or unknown, which Arnold ever had or now has against IWWH, its respective shareholders, officers, directors, partners, employees, agents, attorneys, successors and assigns and IWWHs’ affiliated companies and such companies' respective shareholders, officers, directors, partners, employees, agents, attorneys, successors and assigns by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter occurring up to and including the date of this Settlement Agreement

6) Notwithstanding the preceding paragraph, the parties have the right to bring an action to enforce this Agreement in a court of law. In such an event, the prevailing party will be entitled to recover reasonable costs and attorney fees incurred in the bringing of such an action. Arnold specifically agrees that if he breaches any provision of this Agreement, the damages arising from said breach shall be a set off against any amounts owed to him under this Agreement.

7) Arnold acknowledges and agrees that he has read carefully this entire Agreement and understands the details of the consideration to which it entitles him. Arnold further acknowledges and agrees that he fully understands his rights to discuss all aspects of this Agreement with counsel of his choice and that he has availed himself of this opportunity to his complete satisfaction. Arnold represents and agrees that he fully understands this Agreement, has been offered a reasonable period of time to consider this Agreement, is satisfied with it, and has signed his name of his own free will

8) This Agreement and any documents referenced heroin constitute the entire and only agreement regarding the subject matter covered herein and supersedes any prior negotiations, promises, representations, or agreements between the parties, whether written or oral. This Agreement may not be altered or amended except by a written document executed by all parties to this Agreement,

9) The various provisions of this Agreement, including this Section, are intended to represent a single, integrated bargain. Accordingly, the provisions of this Agreement are not severable unless the beneficiary of a term or provision that is determined to be unlawful or unenforceable agrees that such term or provision may be severed.

    10) IWWH and Arnold agree that upon the execution of this Agreement neither will disparage the other.

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    11) This Agreement is personal to Arnold and shall not be assigned by him. The rights and obligations of IWWH under this Agreement shall inure to the benefit of and shall binding upon the successors of IWWH,

    12) Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return-receipt requested, postage prepaid, to the addresses indicated above.

    13) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Colorado. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or a breach of and duty or obligation by either party to this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Settlement Agreement on the day and date first above given.

ACCEPTED AND AGREED:

Date: April 29, 2004	By:	/s/ Larry G. Arnold
Larry G. Arnold

INFORM WORLDWIDE HOLDINGS, INC.

Date: April 29, 2004	By:	/s/ Anthony Clanton
Anthony Clanton
Title: President

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